Exhibit 5.1

February 9, 2004

Board of Directors
American Bank Holdings, Inc.
12211 Plum Orchard Drive
Suite 300
Silver Spring, Maryland 20904

Dear Gentlemen:

        We are acting as special counsel to American Bank Holdings, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form SB-2, as amended (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed public offering of up to 1,150,000 shares of the Company's common stock, par value $0.001 per share, all of which shares (the "Shares") are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on February 6, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  3.
  The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  4.
  Resolutions of the Board of Directors of the Company adopted on December 11, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

  5.
  A proposed form of the Subscription Agent Agreement, by and between American Stock Transfer & Trust Company and the Company (the "Subscription Agent Agreement").

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "General Corporation Law of the State of Delaware, as amended," includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following: (i) the effectiveness of the Registration Statement, (ii) the issuance of the Shares pursuant to the terms of the Subscription Agent Agreement and as described in the Registration Statement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors referred to above, the Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

        This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ Hogan & Hartson L.L.P.